Exhibit 99.1

GCI REPORTS FOURTH QUARTER 2015 FINANCIAL RESULTS
Consolidated Revenue of $241 million and $979 million for the Year
Adjusted EBITDA of $71 million and $330 million for the Year

March 2, 2016, Anchorage, Alaska - General Communication, Inc. (“GCI”) (NASDAQ: GNCMA) today announced its results for the fourth quarter and year end 2015.
2015 Operating and Financial Highlights and Significant Recent Events

Strong growth in Managed Broadband and Consumer data drove fourth quarter revenues to $241 million, up $13 million or five percent over the fourth quarter of 2014. Annual revenues were $979 million, up $68 million or eight percent over 2014, driven by growth in wireless roaming and our broadband data products.

Quarterly Adjusted EBITDA was $71 million, which is flat when compared with the fourth quarter of 2014. Adjusted EBITDA for the year was $330 million, up $7 million or two percent over the prior year. Adjusted EBITDA for the quarter was negatively affected by a reduction in political advertising revenues, which were down approximately $5 million on a year-over-year basis as well as approximately $4 million in non-recurring SG&A charges.
Roaming Agreements: We mentioned during our third quarter earnings call that we were completing long-term agreements with our primary roaming partners. We have completed these agreements, which will assist us in sustaining stable wireless roaming revenues for GCI’s future, and will enable GCI to make capital investment decisions with the security of long-term guaranteed roaming payments. The contracts are long-term agreements with minimum cash payments. These agreements will reduce the cash we receive from roaming and backhaul by approximately 20 percent or $25 million in 2016 when compared with 2015. Notwithstanding the negative cash impact to GCI in 2016, we believe these agreements are valuable to GCI, and substantially mitigate a key risk factor in the business.
Tower Sales: During 2016, we expect to monetize our urban wireless towers and rooftop locations for approximately $90 million in a sale lease back transaction. We will redeploy and invest the cash received into our broadband infrastructure in Alaska.
Billing System Update: In order to drive operational efficiency and improve our customer relationship experience, we recently signed a contract with a billing system provider to migrate our two primary billing platforms into a new unified billing system. We anticipate the conversion will take place in 2018. As part of this process, we are significantly simplifying our rate plans and eliminating our non-core billing systems. Already this year we have shut down two smaller wireless billing systems.

“We finished 2015 on strong operational footing, which sets us up to capitalize on opportunities in 2016”, said Ron Duncan, GCI’s president and chief executive officer.  “Our broadband data products continue to provide core growth and our new wireless roaming agreements secure an important revenue source for the long-term health of the company. We also anticipate selling our urban wireless towers in 2016, which will provide us additional capital that we intend to re-invest in the growth of our company. This sale will support significant investments in a diverse fiber to the North Slope and continued expansion of our TERRA network. These steps demonstrate GCI’s commitment to being the leader in broadband infrastructure in Alaska.”

Wireless
Wireless segment revenues were $60 million for the quarter and $268 million for the year, a three percent decline and one percent decline year-over-year respectively. The decline is due to changes in revenue allocation between the wireline and wireless segment after closing the AWN transaction, which was offset by an increase in our roaming revenues.
The wireless segment revenue detail is as follows:

($ millions)	4Q15	4Q14	2015	2014
Wholesale Wireless	21	25	84	100
Roaming and Backhaul	26	23	129	116
USF Support	13	14	55	54
Total Wireless Revenue	60	62	268	270

Wireless segment Adjusted EBITDA was $39 million for the quarter, an increase of $6 million or 18 percent over the fourth quarter of 2014. Annual wireless Adjusted EBITDA was $179 million in 2015, growing $21 million or 13 percent over 2014. Growth in Adjusted EBITDA was a result of increased roaming revenues along with a decrease in roaming costs.
Wireline
Wireline segment revenues of $181 million for the fourth quarter were $14 million, or eight percent higher than the fourth quarter of 2014. Full year revenues of $711 million were $71 million or 11 percent higher than the prior year.
Adjusted EBITDA for the quarter was $32 million and $151 million for the year. EBITDA declined by eight percent for the year and 16 percent for the quarter on a year-over-year basis. These declines are due to changes in allocations between the segments, reduced political advertising and one-time SG&A costs.
Wireline - Consumer
Consumer revenues were $89 million for the quarter, a year-over-year increase of $13 million or 17 percent. Annual revenues of $351 million represent growth of $63 million or 22 percent from the prior year. Revenue growth in 2015 was driven by broadband data subscriber and APRU growth, which combined to provide a 15 percent increase in broadband data revenues over 2014. Revenue also benefited in 2015 from equipment installment plan revenues and the acquired wireless subscriber base. Wireless ARPU was negatively impacted by lower ARPUs from subscribers that bring their own device.
Our cable modem subscribers were up 3,000 in the quarter and 8,200 for the year. Pro-forma for the 87,000 acquired wireless customers in the AWN transaction we saw a reduction of 8,800 wireless subscribers for the year with 4,100 of those coming in the fourth quarter. During the year we moved 53,100 or just over 60 percent of the acquired subscribers onto our primary billing system. We expect to complete the migration in the next year and will continue to have pressure on wireless subscriber net adds until the transition is complete.
Broadband network investment and improving our data product offering remains a key priority for the Company. Our Gigabit red consumer data service is now available to all of our Anchorage subscribers, and was expanded to include the Matanuska Valley in mid-January. GCI plans to launch the Gigabit red service in Fairbanks and Juneau in 2016.

Wireline - Business Services
Revenues in the business services group were $52 million in the fourth quarter, a $7 million or 11 percent decline from the same period in 2014. Annual revenues of $210 million marked a $16 million or seven percent decline from the prior year. The substantial majority of these declines were from lower advertising revenues as compared to 2014, which was a particularly strong year for political advertising in Alaska.
Wireline - Managed Broadband
Managed broadband revenues of $40 million for the quarter drove annual revenues to $150 million, up $8 million or 24 percent over the fourth quarter of 2014 and $23 million or 19 percent over the prior full year. Our managed broadband revenue growth has been driven primarily by customer bandwidth upgrades that have been made possible by our significant and ongoing investment in the TERRA network.
SG&A

SG&A expenses were $89 million in the fourth quarter of 2015, up $10 million or 12 percent from a year ago. Annual SG&A expenses totaled $338 million, an increase of $45 million or 15 percent. Growth in SG&A is a result of one-time AWN transition costs and other recurring costs to support the acquired wireless subscribers. Additionally, we have increased our spending in IT and network support and maintenance.

Other Events

GCI repurchased 0.2 million shares of its Class A common stock during the fourth quarter, bringing the total shares repurchased in 2015 to 3.0 million.
2015 versus Guidance
Our total revenue in 2015 was $979 million, above our guidance range of $920 -$970 million.
Our Adjusted EBITDA guidance was $310 - $335 million for 2015, and at $330 million we were at the high end of the range.
Capital expenditures for the year totaled $176 million, slightly above guidance of $170 million.
2016 Guidance
Adjusted EBITDA Guidance

Adjusted EBITDA is expected to be between $295 million and $325 million in 2016 as compared to $330 million in 2015. In comparing 2015 to 2016, it is important to highlight key differences.

•
GCI entered into new roaming and backhaul agreements with its largest roaming partners that will result in GCI receiving lower roaming payments in exchange for entering into long-term agreements that provide GCI a high degree of visibility of roaming payments for the next several years. For GAAP purposes, associated roaming and backhaul revenues will be calculated based on amortizing cumulative minimum cash payments evenly over the contract life, which will result in a $30 million non-cash reduction in 2016 GAAP revenues. Our Adjusted EBITDA guidance adds back the non-cash impact on revenues. The year-over-year cash impact of these agreements is a $25 million reduction in EBITDA.

•	In connection with migrating billing platforms, we will incur approximately $8 million of operating expenses in 2016, which will not be capitalized and will reduce Adjusted EBITDA.

In total, these two changes represent a reduction of approximately $33 million of Adjusted EBITDA. When adjusting for these impacts, 2016 mid-point Adjusted EBITDA guidance represents a four percent increase year-over-year.

Revenue Guidance

Revenue is expected to be between $930 million and $980 million in 2016. Of this amount, roaming and backhaul revenues are expected to be between $70 million and $80 million compared to 2015 roaming and backhaul revenues of $129 million. It is important to note that the 2016 guidance on revenue does not include $30 million of cash we will receive from our roaming and backhaul partners in excess of our reported revenues. This cash is included in our Adjusted EBITDA guidance.

Excluding the impact of the new roaming and backhaul agreements, all other 2016 mid-point revenues are expected to grow 4 percent year-over-year.

($ millions)	2015	2016	% Change (Mid-Point)
Revenues excluding Roaming and Backhaul	850	860-900	4%
Reported Roaming and Backhaul	129	70-80	-42%
Total Reported Revenues	979	930-980	-2%
Add back non-cash reduction	0	30
Total Reported Revenues and non-cash reduction	979	960-1,010	1%

Capital Expenditure Guidance

Capital expenditures are expected to be approximately $210 million, and capital expenditures net of tower sale proceeds to be re-invested in 2016 are expected to be approximately $150 million. The tower sale proceeds will be used primarily to fund two projects. We will expand our network to include a diverse fiber to the North Slope of Alaska. We will also ring and expand our TERRA network to increase our rural networks capacity and reliability. These multi-year projects are expected to total $85 million with approximately $60 million being invested in 2016.

Use of Non-GAAP Measure

Adjusted EBITDA is presented herein and is a non-GAAP measure. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call

The Company will hold a conference call to discuss the financial results on Thursday, March 3rd, at 2:00 p.m. (Eastern). To access the call, call the conference operator between 1:45-2:00 p.m. (Eastern) at 844-850-0551 (International callers should dial +1-412-902-4197) and identify your call as “GCI”.
In addition to dial-up access, GCI will make available net conferencing. To access the call via net conference, log on to gci.com and follow the instructions.
A replay of the call will be available for 72-hours by dialing 877-344-7529, access code 10069357 (International callers should dial +1-412-317-0088).

Forward-Looking Statement Disclosure
The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward-looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in GCI’s cautionary statement sections of Forms 10-K and 10-Q filed with the Securities and Exchange Commission.
About GCI
GCI is the largest Alaska-based and operated, integrated telecommunications provider, offering wireless, voice, data, and video services statewide. Learn more about GCI at www.gci.com.
Contacts:
Investors: Kyle Jones, 907.868.7105; kjones@gci.com
Media: David Morris, 907.265.5396, dmorris@gci.com

# # #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands)	December 31,
ASSETS	2015	2014
Current assets:
Cash and cash equivalents	$26,528	15,402

Receivables (including $0 and $27,944 from a related party at December 31, 2015 and 2014, respectively)	208,384	212,441
Less allowance for doubtful receivables	3,630	4,542
Net receivables	204,754	207,899

Prepaid expenses	12,862	12,179
Inventories	11,322	17,032
Other current assets	3,129	153
Total current assets	258,595	252,665

Property and equipment	2,384,530	2,341,511
Less accumulated depreciation	1,290,149	1,229,029
Net property and equipment	1,094,381	1,112,482

Goodwill	239,263	229,560
Cable certificates	191,635	191,635
Wireless licenses	86,347	86,347
Other intangible assets, net of amortization	69,290	66,015
Deferred loan and senior notes costs, net of amortization of $7,227 and $8,644 at December 31, 2015 and 2014, respectively	16,335	10,949
Other assets	26,462	52,725
Total other assets	629,332	637,231
Total assets	$1,982,308	2,002,378

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2015	2014
Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$12,050	8,722
Accounts payable (including $0 and $7,447 to a related party at December 31, 2015 and 2014, respectively)	63,014	76,918
Deferred revenue	34,128	29,314
Accrued payroll and payroll related obligations	31,337	32,803
Accrued liabilities	22,822	14,457
Accrued interest (including $5,132 and $0 to a related party at December 31, 2015 and 2014, respectively)	13,655	6,654
Subscriber deposits	1,242	1,212
Total current liabilities	178,248	170,080

Long-term debt, net (including $54,810 and $0 due to a related party at December 31, 2015 and 2014, respectively)	1,344,764	1,036,056
Obligations under capital leases, excluding current maturities (including $1,824 and $1,857 due to a related party at December 31, 2015 and 2014, respectively)	59,651	68,356
Deferred income taxes	106,145	131,752
Long-term deferred revenue	93,427	85,734
Other liabilities (including $32,820 and $0 for derivative stock appreciation rights with a related party at December 31, 2015 and 2014, respectively)	80,812	43,178
Total liabilities	1,863,047	1,535,156

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 35,593 and 37,998 shares at December 31, 2015 and 2014, respectively; outstanding 35,567 and 37,972 shares at December 31, 2015 and 2014, respectively	—	13,617
Class B. Authorized 10,000 shares; issued and outstanding 3,154 and 3,159 shares at December 31, 2015 and 2014, respectively; convertible on a share-per-share basis into Class A common stock	2,664	2,668
Less cost of 26 Class A common shares held in treasury at December 31, 2015 and 2014	(249)	(249)
Paid-in capital	6,631	26,773
Retained earnings	79,217	124,547
Total General Communication, Inc. stockholders' equity	88,263	167,356
Non-controlling interests	30,998	299,866
Total stockholders’ equity	119,261	467,222
Total liabilities and stockholders’ equity	$1,982,308	2,002,378

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013
(Unaudited)

(Amounts in thousands, except per share amounts)	2015	2014	2013
Revenues:
Non-related party	$973,251	850,656	782,971
Related party	5,283	59,542	28,677
Total revenues	978,534	910,198	811,648

Cost of goods sold (exclusive of depreciation and amortization shown separately below):
Non-related party	321,457	291,770	275,701
Related party	881	10,934	4,761
Total cost of goods sold	322,338	302,704	280,462

Selling, general and administrative expenses
Non-related party	337,839	289,674	268,026
Related party	540	3,973	3,039
Total selling, general and administrative expenses	338,379	293,647	271,065

Depreciation and amortization expense	181,767	170,285	147,259
Software impairment charge	29,839	—	—
Operating income	106,211	143,562	112,862

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(78,786)	(72,496)	(69,725)
Related party interest expense	(6,602)	—	—
Loss on extinguishment of debt	(27,700)	—	(103)
Impairment of equity method investment	(12,593)	—	—
Unrealized loss on derivative instrument with related party	(11,160)	—	—
Other	2,917	(1,793)	(350)
Other expense, net	(133,924)	(74,289)	(70,178)
Income (loss) before income taxes	(27,713)	69,273	42,684
Income tax (expense) benefit	1,847	(10,029)	(10,957)
Net income (loss)	(25,866)	59,244	31,727
Net income attributable to non-controlling interests	159	51,687	22,321
Net income (loss) attributable to General Communication, Inc.	$(26,025)	7,557	9,406
Basic net income (loss) attributable to General Communication, Inc. common stockholders per Class A common share	$(0.69)	0.18	0.23
Basic net income (loss) attributable to General Communication, Inc. common stockholders per Class B common share	$(0.69)	0.18	0.23
Diluted net income (loss) attributable to General Communication, Inc. common stockholders per Class A common share	$(0.69)	0.18	0.23
Diluted net income (loss) attributable to General Communication, Inc. common stockholders per Class B common share	$(0.69)	0.18	0.23

Common shares used to calculate Class A basic EPS	34,764	36,112	36,194
Common shares used to calculate Class A diluted EPS	37,921	39,386	39,502

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2015			Fourth Quarter 2014
	Wireless	Wireline		Wireless	Wireline
	Segment	Segment	Total	Segment	Segment	Total
Revenues
Wireless	$60,108	21,253	81,361	61,665	9,539	71,204
Data	—	104,099	104,099	—	94,959	94,959
Video	—	33,753	33,753	—	39,227	39,227
Voice	—	22,131	22,131	—	23,401	23,401
Total	60,108	181,236	241,344	61,665	167,126	228,791

Cost of goods sold	17,002	68,595	85,597	24,686	56,961	81,647

Contribution	43,106	112,641	155,747	36,979	110,165	147,144

Less SG&A	(4,488)	(84,261)	(88,749)	(4,443)	(74,712)	(79,155)
Plus share-based compensation expense	—	2,828	2,828	—	2,268	2,268
Plus accretion expense	63	66	129	148	140	288
Other	—	566	566	—	109	109
Adjusted EBITDA	$38,681	31,840	70,521	32,684	37,970	70,654

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2015			Third Quarter 2015
	Wireless	Wireline		Wireless	Wireline
	Segment	Segment	Total	Segment	Segment	Total
Revenues
Wireless	$60,108	21,253	81,361	80,424	21,487	101,911
Data	—	104,099	104,099	—	100,245	100,245
Video	—	33,753	33,753	—	32,959	32,959
Voice	—	22,131	22,131	—	23,458	23,458
Total	60,108	181,236	241,344	80,424	178,149	258,573

Cost of goods sold	17,002	68,595	85,597	18,031	64,686	82,717

Contribution	43,106	112,641	155,747	62,393	113,463	175,856

Less SG&A	(4,488)	(84,261)	(88,749)	(5,115)	(77,540)	(82,655)
Plus share-based compensation expense	—	2,828	2,828	—	2,660	2,660
Plus accretion expense	63	66	129	126	65	191
Other	—	566	566	—	474	474
Adjusted EBITDA	$38,681	31,840	70,521	57,404	39,122	96,526

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Twelve Months Ended December 31, 2015			Twelve Months Ended December 31, 2014
	Wireless	Wireline		Wireless	Wireline
	Segment	Segment	Total	Segment	Segment	Total
Revenues
Wireless	$267,676	83,896	351,572	269,977	33,747	303,724
Data	—	399,685	399,685	—	363,255	363,255
Video	—	133,893	133,893	—	144,434	144,434
Voice	—	93,384	93,384	—	98,785	98,785
Total	267,676	710,858	978,534	269,977	640,221	910,198

Cost of goods sold	70,899	251,439	322,338	90,920	211,784	302,704

Contribution	196,777	459,419	656,196	179,057	428,437	607,494

Less SG&A	(18,137)	(320,242)	(338,379)	(21,631)	(272,016)	(293,647)
Plus share-based compensation expense	—	10,902	10,902	—	8,392	8,392
Plus accretion expense	559	562	1,121	733	516	1,249
Other	—	511	511	—	(372)	(372)
Adjusted EBITDA	$179,199	151,152	330,351	158,159	164,957	323,116

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2015	2014	2015	2015	2014
Net income (loss)	$(8,879)	5,796	17,495	(25,866)	59,244
Income tax expense (benefit)	3,110	1,400	8,122	(1,847)	10,029
Income (loss) before income taxes	(5,769)	7,196	25,617	(27,713)	69,273

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	19,073	18,267	19,260	78,786	72,496
Related party interest expense	1,842	—	1,828	6,602	—
Loss on extinguishment of debt	—	—	—	27,700	—
Impairment of equity method investment	—	—	—	12,593	—
Derivative instrument unrealized (income) loss	6,120	—	(30)	11,160	—
Other	(472)	84	(1,202)	(2,917)	1,793
Other expense, net	26,563	18,351	19,856	133,924	74,289

Operating income	20,794	25,547	45,473	106,211	143,562
Plus depreciation and amortization expense	46,204	42,442	45,157	181,767	170,285
Plus software impairment charge	—	—	2,571	29,839	—
Plus share-based compensation expense	2,828	2,268	2,660	10,902	8,392
Plus accretion expense	129	288	191	1,121	1,249
Other	566	109	474	511	(372)
Adjusted EBITDA (Note 1)	$70,521	70,654	96,526	330,351	323,116

Note:
(1) Earnings plus imputed interest on financed devices before:
•Net interest expense,
•Income taxes,
•Depreciation and amortization expense,
•Loss on extinguishment of debt,
•Software impairment charge,
•Derivative instrument unrealized income (loss),
•Share-based compensation expense,
•Accretion expense,
•Loss attributable to non-controlling interest resulting from NMTC transactions,
•Gains and impairment losses on equity and cost method investments,
•Other non-cash adjustments.

Adjusted EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses Adjusted EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes Adjusted EBITDA is useful to investors and other users of our financial information in understanding and evaluating operating performance as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected Adjusted EBITDA are used to estimate current or prospective enterprise value. Adjusted EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
WIRELINE SEGMENT SUPPLEMENTAL REVENUE SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2015				Fourth Quarter 2014
		Business	Managed			Business	Managed
	Consumer	Services	Broadband	Total	Consumer	Services	Broadband	Total
Revenues
Wireless	$19,233	2,020	—	21,253	9,158	381	—	9,539
Data	34,442	35,012	34,645	104,099	30,294	37,694	26,971	94,959
Video	28,445	5,308	—	33,753	29,159	10,068	—	39,227
Voice	7,160	9,524	5,447	22,131	7,839	10,253	5,309	23,401
Total	$89,280	51,864	40,092	181,236	76,450	58,396	32,280	167,126

(Amounts in thousands)
	Fourth Quarter 2015				Third Quarter 2015
		Business	Managed			Business	Managed
	Consumer	Services	Broadband	Total	Consumer	Services	Broadband	Total
Revenues
Wireless	$19,233	2,020	—	21,253	19,451	2,036	—	21,487
Data	34,442	35,012	34,645	104,099	32,465	35,238	32,542	100,245
Video	28,445	5,308	—	33,753	28,483	4,476	—	32,959
Voice	7,160	9,524	5,447	22,131	7,420	10,316	5,722	23,458
Total	$89,280	51,864	40,092	181,236	87,819	52,066	38,264	178,149

(Amounts in thousands)
	Twelve Months Ended December 31, 2015				Twelve Months Ended December 31, 2014
		Business	Managed			Business	Managed
	Consumer	Services	Broadband	Total	Consumer	Services	Broadband	Total
Revenues
Wireless	$75,799	8,097	—	83,896	30,998	2,749	—	33,747
Data	130,213	142,033	127,439	399,685	113,306	144,945	105,004	363,255
Video	115,074	18,819	—	133,893	111,175	33,259	—	144,434
Voice	30,110	41,026	22,248	93,384	32,535	45,010	21,240	98,785
Total	$351,196	209,975	149,687	710,858	288,014	225,963	126,244	640,221

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				December 31, 2015		December 31, 2015
				as compared to		as compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2015	2014	2015	2014	2015	2014	2015
Wireline Segment
Consumer
Data
Cable modem subscribers	127,300	119,100	124,300	8,200	3,000	6.9%	2.4%
Video
Basic subscribers	114,000	116,400	113,600	(2,400)	400	(2.1)%	0.4%
Digital programming tier subscribers	59,500	63,800	59,500	(4,300)	—	(6.7)%	—%
HD/DVR converter boxes	114,000	108,400	110,700	5,600	3,300	5.2%	3.0%
Homes passed	251,900	248,200	251,200	3,700	700	1.5%	0.3%
Voice
Local access lines in service	50,400	54,600	51,000	(4,200)	(600)	(7.7)%	(1.2)%
Business Services
Data
Cable modem subscribers	12,700	14,100	14,200	(1,400)	(1,500)	(9.9)%	(10.6)%
Voice
Local access lines in service	46,600	47,400	47,100	(800)	(500)	(1.7)%	(1.1)%
Consumer and Business Services Combined
Wireless
Consumer Lifeline lines in service	28,100	25,000	28,100	3,100	—	12.4%	—%
Consumer prepaid lines in service	23,800	10,600	27,100	13,200	(3,300)	124.5%	(12.2)%
Consumer postpaid lines in service	146,300	95,800	146,700	50,500	(400)	52.7%	(0.3)%
Business Services postpaid lines in service	29,600	18,200	30,000	11,400	(400)	62.6%	(1.3)%
Total wireless lines in service	227,800	149,600	231,900	78,200	(4,100)	52.3%	-1.8%

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				December 31, 2015		December 31, 2015
	Three Months Ended			as compared to		as compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2015	2014	2015	2014	2015	2014	2015
Wireline segment
Consumer
Video
Average monthly revenue per subscriber	$83.10	$83.57	$80.85	$(0.47)	$2.25	(0.6)%	2.8%

Combined Consumer and Business Services
Data
Average monthly revenue per cable modem subscriber	$87.31	$83.01	$84.87	$4.30	$2.44	5.2%	2.9%

Wireless
Average monthly revenue per subscriber	$43.37	$50.16	$44.24	$(6.79)	$(0.87)	(13.5)%	(2.0)%